Exhibit 23.7

Consent of John Ward

Reference is made to the Registration Statement on Form S-8 and any amendments thereto, and the documents incorporated by reference therein (the “Registration Statement”) of Orla Mining Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I, John Ward, consent to (i) the inclusion and incorporation by reference in the Registration Statement, including any amendments or supplements thereto, of references to and information derived or summarized from the technical report dated effective January 11, 2021, entitled “Unconstrained Feasibility Study, NI 43-101 Technical Report on the Camino Rojo Gold Project Municipality of Mazapil, Zacatecas, Mexico” (the “Technical Report”), or portions thereof, that was prepared by me, that I supervised the preparation of and/or was reviewed and approved by me and (ii) the use of and references to my name, including as an expert or "qualified person", in connection with the Technical Report or the Registration Statement, including any amendments or supplements thereto.

/s/ John J. Ward
John J. Ward, C.P.G.

Dated: May 24, 2023